Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-98267, 333-16987, 333-34516, 333-34516-01, 333-34516-02, 333-34516-03, 333-2143, 33-49885, 333-49143, 333-49143-01, 333-49143-02, 333-49143-03 and 333-53854 and Form S-8: Nos. 333-100001, 333-99989, 333-65281, 333-46678, 333-36409, 333-16979, 33-57359, 33-38672, 33-38671, 33-2882, 2-93157, 2-88641, 2-68696 and 2-68698) of State Street Corporation of our report dated January 10, 2003, except for Note 25, as to which the date is January 31, 2003, with respect to the consolidated financial statements of State Street Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

Ernst & Young LLP

Boston, Massachusetts
February 21, 2003